CERTIFICATE OF FORMATION

OF

CinTec II LLC

1.	The name of the limited liability company is CinTec II LLC.

2.	The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

        IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of CinTec II LLC on this 23rd day of December, 2003.

                        CinTec II LLC

/s/ Lynn T. Buckley Name: Lynn T. Buckley Title: Authorized Person